Exhibit 99.1

Travelzoo Inc. 590 Madison Avenue 37th Floor New York, NY 10022 Media Contact: Glen Ceremony Chief Financial Officer Travelzoo Inc. +1 (212) 484-4998 pr@travelzoo.com

FOR IMMEDIATE RELEASE

Travelzoo Reports Second Quarter 2014 Results

NEW YORK, July 17, 2014 - Travelzoo Inc. (NASDAQ: TZOO):

•	Revenue of $36.9 million, down 11% year-over-year

•	Operating profit of $10.1 million, up 30% year-over-year

•	Non-GAAP earnings per share of $0.30, compared to $0.34 in the prior-year period

•	Cash used in operations of $509,000

Travelzoo Inc., a global Internet media company, today announced financial results for the second quarter ended June 30, 2014, with revenue of $36.9 million, a decrease of 11% year-over-year. Net income was $7.9 million, with earnings per share of $0.54. Non-GAAP net income was $4.4 million, with non-GAAP earnings per share of $0.30. Non-GAAP net income and non-GAAP earnings per share exclude a $3.5 million release of reserve for Travelzoo Inc.'s anticipated settlement agreements in connection with a dispute over unclaimed property audits.

"In North America, our revenues declined due to lower Local and Search revenues, as previously announced. In Europe, our revenues and operating income increased. Europe contributed 43% of our operating income this quarter," said Chris Loughlin, chief executive officer. "We continue to invest in mobile products and in our new hotel booking platform."

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North America
North America business segment revenue decreased 17% year-over-year to $25.2 million. Non-GAAP operating profit for the second quarter was $3.8 million, or 15% of revenue, down from $5.9 million, or 20% of revenue, in the prior-year period.

Europe
Europe business segment revenue increased 6% year-over-year to $11.7 million. In local currency terms, revenue decreased 4% year-over-year. Non-GAAP operating profit for the second quarter was $2.9 million, or 24% of revenue, up from $1.9 million, or 17% of revenue in the prior-year period.

Subscribers
Travelzoo had a total unduplicated number of subscribers in North America and Europe of 23.7 million as of June 30, 2014, up 3% from June 30, 2013. In North America, total unduplicated number of subscribers was 16.7 million as of June 30, 2014, up 2% from June 30, 2013. In Europe, total unduplicated number of subscribers was 7.0 million as of June 30, 2014, up 6% from June 30, 2013.

Update on Hotel Booking Platform
Travelzoo began testing its new hotel booking platform in North America in April on desktop and in June on mobile. In the second quarter, the booking engine was presented to a limited number of Travelzoo subscribers. Booking revenue is recognized upon stay, which is typically 40 to 50 days after the booking occurs.

Income Taxes
Income tax expense was $2.3 million, compared to $2.7 million in the prior-year period. The effective income tax rate, as calculated on the basis of non-GAAP income before taxes, was 34%, consistent with prior-year period.

Asset Management
During the second quarter of 2014, Travelzoo used $509,000 of cash from operating activities primarily due to new terms with Local Deals merchants which resulted in faster payments. Accounts receivable increased by $1.1 million over the prior-year period to $16.5 million. Accounts payable decreased by $4.8 million over the prior-year period to $24.1 million. Capital expenditures were $405,000, down from $1.2 million in the prior-year period. As of June 30, 2014, cash and cash equivalents were $60.5 million.

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Non-GAAP Information
To give an enhanced view of Travelzoo's operating performance, management has calculated non-GAAP operating expense, non-GAAP North America operating profit, non-GAAP operating profit, non-GAAP operating margin, non-GAAP effective tax rate, non-GAAP net income and non-GAAP earnings per share by excluding the release of reserve related to our unexchanged promotional shares. The company believes these metrics assist investors to assess certain business trends in the same way that these trends are analyzed by management. The discussion of these non-GAAP metrics are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies. Non-GAAP metrics are merely a supplement to, and not a replacement for, GAAP financial information. As the only difference between GAAP and non-GAAP information is the release of reserve related to our unexchanged promotional shares, today’s reporting should not be viewed as Travelzoo’s intention to report non-GAAP information in future periods. Refer to the “Reconciliation of GAAP to Non-GAAP Information” section of this press release for important information.

Conference Call
Travelzoo will host a conference call to discuss second quarter results at 11:00 a.m. ET today. Please visit http://www.travelzoo.com/earnings to

•	download the management presentation (PDF format) to be discussed in the conference call;

•	access the webcast.

About Travelzoo
Travelzoo Inc. is a global Internet media company. With more than 27 million subscribers in North America, Europe, and Asia Pacific and 25 offices worldwide, Travelzoo® publishes deals from more than 2,000 travel and entertainment companies. Travelzoo’s deal experts review offers to find the best deals and confirm their true value. In Asia Pacific, Travelzoo is independently owned and operated by Travelzoo (Asia) Ltd. and Travelzoo Japan K.K. under a license agreement with Travelzoo Inc.

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Certain statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this press release that are not historical facts. When used in this press release, the words “expect”, “predict”, “project”, “anticipate”, “believe”, “estimate”, “intend”, “plan”, “seek” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed in our filings with the SEC. We cannot guarantee any future levels of activity, performance or achievements. Travelzoo undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Travelzoo and Top 20 are registered trademarks of Travelzoo. All other names are trademarks and/or registered trademarks of their respective owners.

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Travelzoo Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues	$36,883	$41,327	$77,078	$83,504
Cost of revenues	4,374	4,425	9,151	8,411
Gross profit	32,509	36,902	67,927	75,093
Operating expenses:
Sales and marketing	15,305	19,457	33,148	39,115
General and administrative	10,570	9,651	21,148	20,149
Unexchanged promotional shares	(3,500)	—	(3,500)	—
Total operating expenses	22,375	29,108	50,796	59,264
Income from operations	10,134	7,794	17,131	15,829
Other income	56	112	177	144
Income before income taxes	10,190	7,906	17,308	15,973
Income taxes	2,266	2,706	4,747	5,178
Net income	$7,924	$5,200	$12,561	$10,795
Net income per share:
Basic	$0.54	$0.34	$0.85	$0.70
Diluted	$0.54	$0.34	$0.84	$0.70
Weighted average shares:
Basic	14,734	15,362	14,806	15,362
Diluted	14,794	15,457	14,881	15,427

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Travelzoo Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$60,502	$66,223
Accounts receivable, net	16,529	13,986
Income taxes receivable	2,015	2,656
Deposits	287	396
Prepaid expenses and other current assets	2,066	3,202
Deferred tax assets	1,216	1,143
Restricted cash	—	200
Funds held for reverse/forward stock split	199	13,668
Total current assets	82,814	101,474
Deposits	1,183	1,168
Deferred tax assets	2,476	2,032
Restricted cash	1,478	1,479
Property and equipment, net	9,668	8,245
Intangible assets, net	298	404
Total assets	$97,917	$114,802
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$24,108	$31,766
Accrued expenses and other	9,100	10,824
Deferred revenue	1,801	1,578
Income tax payable	1,699	—
Reserve for unexchanged promotional shares	8,000	12,726
Payable to shareholders for reverse/forward stock split	199	13,668
Total current liabilities	44,907	70,562
Long-term tax liabilities	10,660	10,436
Long term deferred rent and other	3,419	2,469
Total liabilities	58,986	83,467
Common stock	163	163
Treasury stock	(21,517)	(15,662)
Additional paid-in capital	11,037	10,247
Accumulated other comprehensive loss	(83)	(530)
Retained earnings	49,331	37,117
Total stockholders’ equity	38,931	31,335
Total liabilities and stockholders’ equity	$97,917	$114,802

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Travelzoo Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
Cash flows from operating activities:
Net income	$7,924	$5,200	$12,561	$10,795
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	640	760	1,342	1,476
Impairment of software	249	—	249	—
Deferred income taxes	(584)	207	(508)	400
Stock-based compensation	395	307	790	613
Provision for losses on accounts receivable	41	(45)	(11)	50
Net foreign currency effects	(6)	19	(36)	112
Changes in operating assets and liabilities:
Accounts receivable	(1,123)	(91)	(2,411)	(2,127)
Deposits	27	175	160	20
Income tax receivable	(717)	2,029	549	3,593
Prepaid expenses and other current assets	60	(1,382)	564	(1,032)
Accounts payable	(4,350)	1,965	(7,389)	845
Accrued expenses and other	(740)	263	(1,920)	485
Income tax payable	1,061	467	1,783	1,038
Reserve for unexchanged promotional shares	(3,500)	—	(4,726)	—
Other non-current liabilities	114	107	225	210
Net cash provided by (used in) operating activities	(509)	9,981	1,222	16,478
Cash flows from investing activities:
Release (purchase) of restricted cash	—	(263)	200	(263)
Purchases of property and equipment	(405)	(1,209)	(1,424)	(2,109)
Net cash used in investing activities	(405)	(1,472)	(1,224)	(2,372)
Cash flows from financing activities:
Repurchase of common stock	(287)	—	(5,855)	—
Reverse/forward stock split, including transaction costs	—	—	(479)	—
Net cash used in financing activities	(287)	—	(6,334)	—
Effect of exchange rate on cash and cash equivalents	668	(235)	615	(1,894)
Net increase (decrease) in cash and cash equivalents	(533)	8,274	(5,721)	12,212
Cash and cash equivalents at beginning of period	61,035	65,107	66,223	61,169
Cash and cash equivalents at end of period	$60,502	$73,381	$60,502	$73,381
Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$2,508	$10	$2,843	$20

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Travelzoo Inc.
Segment Information
(Unaudited)
(In thousands)

Three months ended June 30, 2014	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$25,175	$11,708	$—	$36,883
Intersegment revenue	302	129	(431)	—
Total net revenues	25,477	11,837	(431)	36,883
Operating income	$3,771	$2,863	$3,500	$10,134
Three months ended June 30, 2013	North America	Europe	Elimination and Other	Consolidated
Revenue from unaffiliated customers	$30,249	$11,078	$—	$41,327
Intersegment revenue	331	222	(553)	—
Total net revenues	30,580	11,300	(553)	41,327
Operating income	$5,899	$1,895	$—	$7,794

Six months ended June 30, 2014	North America	Europe	Elimination and Other (a)	Consolidated
Revenue from unaffiliated customers	$51,528	$25,550	$—	$77,078
Intersegment revenue	716	141	(857)	—
Total net revenues	52,244	25,691	(857)	77,078
Operating income	$8,375	$5,256	$3,500	$17,131
Six months ended June 30, 2013	North America	Europe	Elimination and Other	Consolidated
Revenue from unaffiliated customers	$60,160	$23,344	$—	$83,504
Intersegment revenue	575	330	(905)	—
Total net revenues	60,735	23,674	(905)	83,504
Operating income	$11,382	$4,447	$—	$15,829

(a)	Includes a $3.5 million release of reserve for the three and six months ended June 30, 2014 related to anticipated settlement agreements in connection with a dispute over unclaimed property audits.

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Travelzoo Inc.
Reconciliation of GAAP to Non-GAAP Information
(Unaudited)
(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2014	2013	2014	2013
GAAP operating expense	$22,375	$29,108	$50,796	$59,264
Unexchanged promotional shares (a)	(3,500)	—	(3,500)	—
Non-GAAP operating expense	$25,875	$29,108	$54,296	$59,264

GAAP operating income	$10,134	$7,794	$17,131	$15,829
Unexchanged promotional shares (a)	(3,500)	—	(3,500)	—
Non-GAAP operating income	$6,634	$7,794	$13,631	$15,829

GAAP operating margin	27.5%	18.9%	22.2%	19.0%
Unexchanged promotional shares (a)	(9.5)%	—%	(4.5)%	—%
Non-GAAP operating margin	18.0%	18.9%	17.7%	19.0%

GAAP effective tax rate	22.2%	34.2%	27.4%	32.4%
Unexchanged promotional shares (a)	11.6%	—%	7.0%	—%
Non-GAAP effective tax rate	33.8%	34.2%	34.4%	32.4%

GAAP net income	$7,924	$5,200	$12,561	$10,795
Unexchanged promotional shares (a)	(3,500)	—	(3,500)	—
Non-GAAP net income	$4,424	$5,200	$9,061	$10,795

Earnings per share	$0.54	$0.34	$0.84	$0.70
Unexchanged promotional shares (a)	(0.24)	—	(0.24)	—
Non-GAAP earnings per share	$0.30	$0.34	$0.60	$0.70

(a)	Includes a $3.5 million release of reserve for the three and six months ended June 30, 2014 related to anticipated settlement agreements in connection with a dispute over unclaimed property audits.

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